                                                Filed Pursuant to Rule 424(b)(3)
                                                               File No. 33-26498


                       GREEN TREE FINANCIAL CORPORATION

                        SUPPLEMENT DATED JULY 15, 1997
                                      TO
                        PROSPECTUS DATED JUNE 23, 1995


          The information in this Supplement supersedes information set forth in the prospectus dated June 23, 1995 (the "Prospectus") relating to 4,993,520 shares of Common Stock of Green Tree Financial Corporation acquired and/or sold by the Selling Stockholders listed therein (the "Selling Stockholders") pursuant to the Green Tree Financial Corporation 1983 Incentive Stock Option Plan, 1983 Nonqualified Stock Option Plan, 1987 Employee Stock Option Plan, 1987 Supplemental Stock Option Plan, 1992 Supplemental Stock Option Plan, 1995 Employee Stock Inventive Plan and the Key Executive Stock Bonus Plan, to the extent additional to or inconsistent with information set forth in the Prospectus.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 23, 1995)


                       GREEN TREE FINANCIAL CORPORATION


                           ------------------------

                                   4,993,520
                            Shares of Common Stock
                               ($.01 Par Value)

                           ------------------------



           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
 THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
      HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     --------------------------------------

     This prospectus relates to 4,993,520 shares of Common Stock, acquired or to be acquired in the future, by the Selling Shareholders listed herein pursuant to the Green Tree Financial Corporation 1983 Incentive Stock Option Plan, 1983 Nonqualified Stock Option Plan, 1987 Employee Stock Option Plan, 1987 Supplemental Stock Option Plan, 1992 Supplemental Stock Option Plan, 1995 Employee Stock Incentive Plan and the Key Executive Stock Bonus Plan (collectively, the "Plans"). All or a portion of the Common Stock offered hereby may be offered for sale from time to time on the New York Stock Exchange, the Pacific Stock Exchange, or otherwise at prices and terms then obtainable. Green Tree Financial Corporation (the "Company") will receive none of the proceeds from the sale of the Common Stock offered hereby.

     The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure itself of the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

     The Common Stock of the Company is listed on the New York Stock Exchange and the Pacific Stock Exchange. On July 11,1997 the closing price for the Common Stock on the New York Stock Exchange was $36.25 per share.

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                 The date of this Prospectus is July 15, 1997.

                             AVAILABLE INFORMATION
                             ---------------------

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549 or at the regional offices of the Commission; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549.

     The Company's Common Stock is listed on the New York and the Pacific Stock Exchange. Periodic reports, definitive proxy statements and other information concerning the Company can be inspected at such exchanges.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been of will be filed by the company with the Commission are incorporated by reference in this Prospectus, as of their respective dates:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (b) The Company's quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

          (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Amendment No. 1 to Form S-3, dated March 12, 1992 (File No. 33-45880), and any amendment or report filed to update such description filed subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby.

     All other reports and any definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this prospectus (not including exhibits, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Joel H. Gottesman, Esq., Vice President and General Counsel, Green Tree Financial Corporation, 300 Landmark Towers, 345 Saint Peter Street, St. Paul, Minnesota 55102-1637, (612) 293-4800.

                                  THE COMPANY

     The complete mailing address of the principal executive offices of the Company is 1100 Landmark Towers, 345 St. Peter Street, Saint Paul, Minnesota 55102-1637. The telephone number is (612) 293-3400.

                             SELLING STOCKHOLDERS

     The Appendix to this Prospectus contains a table which sets forth the name, position with the Company, and certain information with respect to the ownership of the Company's Common Stock, for each of the Selling Stockholders.

                             PLAN OF DISTRIBUTION

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time to time. Such sales may be made on one or more exchanges, in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling shareholder in amounts to be negotiated immediately prior to the sale. Any brokers or dealers acting in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

     Any Common Stock offered hereby which qualifies for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                                    EXPERTS

     The financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in this registration statement have been examined by KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods indicated in their reports. Such financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines (including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan), settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person (1) has not been indemnified by another organization or employee benefit plan for the same judgements, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, has no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.

     Article IX of the Bylaws of the Company provides that the Company shall indemnify officers and directors to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                   APPENDIX

                             SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the Selling Stockholders and the Common Stock being offered hereby.

                                         Beneficially            Maximum         Beneficially Owned
                                         Owned                   Offered         After
                                         Before Offering(1)      Hereby(2)       Offering(3)
                                         ------------------      ---------       ------------------
Gregory D. Aplin                              74,666              245,000                  0
Senior Vice President

Jerry W. Britton                              52,100              260,000                  0
Executive Vice President

Lawrence M. Coss                           6,598,927            6,420,527                  0
Chairman and Chief Executive Officer;
Director

Bruce A. Crittenden                           28,515              240,000                  0
Executive Vice President

John A. Dolphin                                6,150               35,000                  0
Vice President and
Director of Investor Relations

Richard G. Evans                             432,000              565,000                  0
Executive Vice President;
Director

Edward L. Finn                                   700              150,000                  0
Executive Vice President and
Chief Financial Officer

Joel H. Gottesman                             29,000              190,000                  0
Senior Vice President,
General Counsel and Secretary

Phyllis A. Knight                             20,479               60,000                  0
Vice President and Treasurer

                                 Beneficially              Maximum           Beneficially Owned
                                 Owned                     Offered           After
                                 Before Offering (1)       Hereby (2)        Offering (3)
                                 ---------------           ------            --------

W. Max McGee                          581,800              305,800   (4)             0
Director

Michael L. Newell                      16,500               80,000                   0
Senior Vice President

Robert S. Nickoloff                   126,410              130,410   (4)             0
Director

Brent H. Peterson                      47,466              140,000                   0
Senior Vice President

Robert D. Potts                       263,666              750,000                   0
President and Chief
Operating Officer; Director

Jeffrey A. Vanthournout                24,000              170,000                   0
Senior Vice President

Scott T. Young                              0               60,000                   0
Vice President and Controller

Lyle D. Zeller                        128,900              245,000                   0
Senior Vice President

Reserved                                                 7,164,720   (5)

(1) Includes shares currently owned and any shares acquirable within 60 days (as of 6/01/97) (e.g., relating to the exercise of options.)

(2) The shares listed in this column have been or may be acquired pursuant to the exercise of options under the Plans, whether or not such options are exercisable within 60 days of the date hereof. This statement of "Maximum Offered Hereby" does not constitute a commitment to sell the number of shares listed. The number of shares offered will be determined from time to time by each Selling Stockholder at his or her sole discretion.

(3)  Assumes the Maximum Offered Hereby is sold.

(4) Will be increased by subsequent option grants pursuant to the 1992 Supplemental Stock Option Plan. See note 5 below.

(5) Covers 400,000 shares reserved for issuance pursuant to the 1992 Supplemental Stock Option Plan to outside directors of the Company and 6,764,720 shares reserved under the 1995 Employee Stock Incentive Plan that may be issued to Selling Stockholders.

                                       2